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                                                                      EXHIBIT 12

                  GATX FINANCIAL CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                                THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                                      JUNE 30                                  JUNE 30
                                                          --------------------------------         ---------------------------------
                                                              2001              2000                   2001               2000
                                                          -------------    ---------------         --------------     --------------
Earnings available for fixed charges:
    Income from continuing operations                        $  31.6          $  41.1                 $  47.7            $  85.6

    Add (deduct):
        Income taxes                                            20.1             26.4                    31.5               53.3
          Share of affiliates' earnings, net
          of distributions received                             (9.5)           (14.3)                  (19.5)             (27.8)
        Interest on indebtedness and
             amortization of debt discount
             and expense                                        65.8             57.9                   128.1              112.4
        Portion of rents representative of interest
             factor (deemed to be one-third)                    15.8             14.1                    31.5               27.4
                                                          -------------    ---------------         --------------     --------------

    Total earnings available for fixed charges              $  123.8         $  125.2                $  219.3           $  250.9
                                                          =============    ===============         ==============     ==============

Fixed Charges:
       Interest on indebtedness and
          amortization of debt discount
          and expense                                        $  65.8          $  57.9                $  128.1           $  112.4
      Capitalized interest                                      (3.5)            (2.6)                   (7.0)              (4.9)
      Portion of rents representative of interest
            factor (deemed to be one-third)                     15.8             14.1                    31.5               27.4
                                                          -------------    ---------------         --------------     --------------

    Total fixed charges                                      $  78.1          $  69.4                $  152.6           $  134.9
                                                          =============    ===============         ==============     ==============

Ratio of earnings to fixed charges (a)                           1.59x            1.80x                   1.44x              1.86x


(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.


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